EXHIBIT 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
HCA Healthcare, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	5.000% Senior Notes due 2028	457(r)	$700,000,000.00	99.932%	$699,524,000.00	0.0001531	$107,097.12

Fees to Be Paid	Debt	Floating Rate Senior Notes due 2028	457(r)	$300,000,000.00	100.000%	$300,000,000.00	0.0001531	$45,930.00

Fees to Be Paid	Debt	5.250% Senior Notes due 2030	457(r)	$750,000,000.00	99.780%	$748,350,000.00	0.0001531	$114,572.39

Fees to Be Paid	Debt	5.500% Senior Notes due 2032	457(r)	$750,000,000.00	99.923%	$749,422,500.00	0.0001531	$114,736.58

Fees to Be Paid	Debt	5.750% Senior Notes due 2035	457(r)	$1,500,000,000.00	99.757%	$1,496,355,000.00	0.0001531	$229,091.95

Fees to Be Paid	Debt	6.200% Senior Notes due 2055	457(r)	$1,250,000,000.00	99.176%	$1,239,700,000.00	0.0001531	$189,798.07

Fees Previously Paid

Total Offering Amounts						$5,233,351,500.00		$801,226.11

Total Fees Previously Paid

Net Fee Due								$801,226.11
This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the Company’s Registration Statement on Form
S-3
(File No. 333-271537)
in accordance with Rules 456(b) and 457(r) under the Securities Act of
1933
, as amended.